Exhibit 99.1

Hecla Reports First Quarter 2022 Results

8th consecutive quarter of free cash flow generation

The Period Ended: March 31, 2022
For Release:  May 10, 2022

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--May 10, 2022--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter 2022 financial and operating results.

FIRST QUARTER HIGHLIGHTS

Operational

  Silver production of 3.3 million ounces, a 3% increase over fourth quarter 2021.
  The Company's silver mines reported total cost of sales of $78.9 million and cash cost and AISC per silver ounce (each after by-product credits) of $1.09 and $7.64 respectively.1,2

Financial

  Sales of $186.5 million, a slight increase over fourth quarter 2021.
  Cash provided by operating activities of $37.9 million and $16.4 million of quarterly free cash flow after semi-annual interest payment of $18.5 million on outstanding long-term debt.3
  Income applicable to common shareholders of $4.0 million, or $0.01 per share (basic).
  Returned 21% of free cash flow to our common and preferred shareholders through dividends.
  Credit ratings upgraded to B1 and B+ by Moody’s and S&P, respectively.

“All of our mines generated positive free cash flow despite inflationary cost pressures, slow supply chains, and some COVID-19 related labor challenges,” said Phillips S. Baker Jr., President and CEO. “Hecla, the largest silver producer in the U.S., is also the country’s third largest zinc miner, and by-products contributed to the silver mines’ strong performance and help offset inflationary pressure. Over the last eight quarters, we have generated $434 million in cash flow from operations and this quarter marked our eighth consecutive quarter of free cash flow, with $232 million generated over that period. This strong, consistent performance has strengthened our balance sheet and led to credit rating upgrades.”

Baker continued, “With strong grades and our innovative mining method at the Lucky Friday, we expect the mine’s quarterly silver production for the rest of the year to exceed one million ounces contributing to our increasing silver production profile. Growing U.S. silver production is particularly rewarding as demand for silver to generate green energy is growing and the need for domestically sourced metals is being understood because of the pandemic and the Ukrainian war.”

FINANCIAL OVERVIEW

“Total cost of sales” as used in this release is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization.

In Thousands unless stated otherwise	Q1-2022	4Q-2021	3Q-2021	2Q-2021	1Q-2021	FY 2021
FINANCIAL AND PRODUCTION HIGHLIGHTS
Sales	$186,499	$185,078	$193,560	$217,983	$210,852	$807,473
Total cost of sales	$141,070	$131,837	$158,332	$156,052	$143,451	$589,672
Gross profit	$45,429	$53,241	$35,228	$61,931	$67,401	$217,801
Income (loss) applicable to common shareholders	$4,015	$11,737	$(1,117)	$2,610	$21,313	$34,543
Basic income (loss) per common share (in dollars)	$0.01	$0.02	$—	$0.05	$0.04	$0.06
Adjusted EBITDA [4]	$58,199	$58,249	$49,414	$84,507	$86,610	$278,780
Net Debt to Adjusted EBITDA4,*	1.2					1.1
Cash provided by operating activities	$37,909	$53,355	$42,742	$86,304	$37,936	$220,337
Capital Expenditures	$(21,478)	$(28,838)	$(26,899)	$(31,898)	$(21,413)	$(109,048)
Free Cash Flow [2]	$16,431	$24,517	$15,843	$54,406	$16,523	$111,289
Silver ounces produced	3,324,708	3,226,927	2,676,084	3,524,783	3,459,446	12,887,240
Silver payable ounces sold	2,687,261	2,606,622	2,581,690	3,415,464	3,030,026	11,633,802
Gold ounces produced	41,642	47,977	42,207	59,139	52,004	201,327
Gold payable ounces sold	41,053	44,156	53,000	47,168	57,286	201,610
*Reflects trailing twelve months ending March 31, 2022. Reconciliations are available at the end of the release.

Income applicable to common shareholders for the first quarter was $4.0 million, or $0.01 per share, compared to $11.7 million, or $0.02 per share, in the fourth quarter of 2021 (“the prior quarter”), and was impacted by the following factors:

  Gross profit decreased by $7.8 million due primarily to higher mining costs at Casa Berardi resulting from inflationary pressures and increased used of contractors.
  An income tax provision of $5.6 million for U.S. and foreign jurisdiction income and mining taxes impacted by non-recognition of net operating losses in Nevada compared to a benefit of $25.6 million in the prior quarter primarily due to the release of the valuation allowance on the Hecla U.S. group deferred tax assets.
  A net foreign exchange loss of $2.0 million versus a net gain of $0.4 million in the prior quarter primarily due to strengthening of the Canadian dollar against the U.S. dollar.
  Higher general and administrative expense by $1.7 million due to higher incentive compensation accruals.

These decreases were partially offset by:

  Net gains from fair value adjustments of $6.0 million versus net losses of $25.1 million in the prior quarter primarily due to unrealized losses on base metal derivatives contracts incurred prior to their designation as hedges for accounting purposes effective November 1, 2021.
  Provision for closed operations and environmental matters decreased by $1.4 million reflecting an accrual for increased costs at the legacy Troy mine in the prior quarter.

Cash provided by operating activities of $37.9 million decreased $15.4 million compared to the prior quarter, primarily due to negative working capital changes of $17.8 million mostly due to interest payments on the outstanding long-term debt.

Capital expenditures totaled $21.5 million, $7.3 million less than the prior quarter due to lower spending at Greens Creek and Casa Berardi, which spent $3.1 and $7.8 million respectively this quarter while Lucky Friday spent $9.7 million.

The impact of inflationary pressures, supply chain challenges, and manpower constraints due to various factors, including COVID-19, impacted each operation differently. Overall, the Company’s silver assets operated as planned with Greens Creek outperforming due to higher grades while Lucky Friday saw some production impact due to delays in equipment delivery. Although all operations were impacted by inflation, AISC for consolidated silver assets declined over the prior quarter as higher by-product credits and higher silver production more than offset the inflationary cost pressures. Casa Berardi saw the largest impact because it mines the greatest volume of material (approximately 8 times that of Greens Creek annually) and processes the largest volume of ore (approximately 1.8 times that of Greens Creek), therefore increases in the cost of fuel, steel, reagents, and other consumables have a greater impact on the mine. Casa Berardi was also constrained by the lack of available manpower due to competition for skilled workers in the Abitibi. The Company is monitoring and attempting to proactively mitigate the impact that inflation, supply chain delays, and lack of available manpower has on production and per ounce costs, and if current by-product credits continue, believes that it can successfully navigate these challenges.

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to changes in prices of zinc and lead. At March 31, 2022, the Company had contracts covering approximately 60% of the forecasted payable zinc production (through 2024) at an average price of $1.30 per pound, and 50% of the forecasted payable lead production (through 2024) at an average price of $0.99 per pound.

The Company manages Canadian dollar (CAD) exposure through forward contracts. At March 31, 2022, the Company had hedged approximately 35% of forecasted CAD direct production costs through 2025 at an average CAD/USD rate of 1.30. The Company has also hedged approximately 27% of capital costs for 2022 at 1.29.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	1Q-2022	4Q-2021	3Q-2021	2Q-2021	1Q-2021	FY 2021
GREENS CREEK
Tons of ore processed	211,687	221,814	211,142	214,931	194,080	841,967
Total production cost per ton	$192.16	$174.55	$181.60	$171.13	$182.61	$177.30
Ore grade milled - Silver (oz./ton)	13.84	12.60	11.14	14.52	16.01	13.51
Ore grade milled - Gold (oz./ton)	0.07	0.07	0.07	0.08	0.09	0.08
Ore grade milled - Lead (%)	2.76	2.61	2.68	3.14	3.06	2.87
Ore grade milled - Zinc (%)	6.56	6.28	7.05	7.57	7.62	7.11
Silver produced (oz.)	2,429,782	2,262,635	1,837,270	2,558,447	2,584,870	9,243,222
Gold produced (oz.)	11,402	10,229	9,734	12,859	13,266	46,088
Lead produced (tons)	4,883	4,731	4,591	5,627	4,924	19,873
Zinc produced (tons)	12,494	12,457	13,227	14,610	13,354	53,648
Sales	$86,090	$87,865	$84,806	$113,763	$98,409	$384,843
Total cost of sales	$(49,638)	$(49,251)	$(55,193)	$(55,488)	$(53,181)	$(213,113)
Gross profit	$36,452	$38,614	$29,613	$58,275	$45,228	$171,730
Cash flow from operations	$56,295	$50,632	$40,626	$68,521	$44,345	$204,124
Exploration	$165	$696	$2,472	$1,300	$123	$4,591
Capital additions	$(3,092)	$(9,544)	$(6,228)	$(6,339)	$(1,772)	$(23,883
Free cash flow [2]	$53,368	$41,784	$36,870	$63,482	$42,696	$184,832

Total cost of sales for the first quarter 2022 was $49.6 million compared to $49.3 million in the prior quarter. Cash cost and AISC per silver ounce (each after by-product credits) were $(0.90) and $1.90, respectively, decreasing over prior quarter due to higher by-product credits and higher silver production due to higher mined grades. 1,2

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	1Q-2022	4Q-2021	3Q-2021	2Q-2021	1Q-2021	FY 2021
LUCKY FRIDAY
Tons of ore processed	77,725	80,097	78,227	82,442	81,071	321,837
Total production cost per ton	$247.17	$198.83	$190.66	$199.48	$190.54	$191.50
Ore grade milled - Silver (oz./ton)	12.04	12.54	11.21	11.60	11.18	11.64
Ore grade milled - Lead (%)	8.16	8.11	7.22	7.55	7.51	7.60
Ore grade milled - Zinc (%)	3.61	3.33	3.30	3.44	3.70	3.44
Silver produced (oz.)	887,858	955,401	831,532	913,294	863,901	3,564,128
Lead produced (tons)	5,980	6,131	5,313	5,913	5,780	23,137
Zinc produced (tons)	2,452	2,296	2,319	2,601	2,753	9,969
Sales	$38,040	$32,938	$29,783	$39,645	$29,122	$131,488
Total cost of sales	$(29,264)	$(23,252)	$(23,591)	$(27,901)	$(22,794)	$(97,538)
Gross profit	$8,776	$9,686	$6,192	$11,744	$6,328	$33,950
Cash flow from operations	$11,765	$16,953	$15,017	$19,681	$10,943	$62,594
Capital additions	$(9,652)	$(9,109)	$(9,133)	$(5,731)	$(5,912)	$(29,885)
Free cash flow [2]	$2,113	$7,844	$5,884	$13,950	$5,031	$32,709

Total cost of sales for the first quarter 2022 was $29.3 million, an increase of $6.0 million over the prior quarter due to increased use of contractors resulting from manpower shortages, and higher maintenance costs related to underground mobile equipment. Cash cost and AISC per silver ounce (each after by-product credits) were $6.57 and $13.15, respectively, and increased over prior quarter due to higher total cost of sales and lower production.1,2

Casa Berardi Mine - Quebec

Dollars are in thousands except cost per ton	1Q-2022	4Q-2021	3Q-2021	2Q-2021	1Q-2021	FY 2021
CASA BERARDI
Tons of ore processed – underground	161,609	161,355	167,435	178,908	186,919	694,617
Tons of ore processed – surface pit	224,541	225,662	230,708	195,775	181,484	833,629
Tons of ore processed – total	386,150	387,017	398,143	374,683	368,403	1,528,246
Surface tons mined – ore and waste	1,586,118	1,507,457	1,483,231	2,033,403	1,991,087	7,015,178
Total production cost per ton	$117.96	$108.82	$86.95	$99.36	$99.67	$98.60
Ore grade milled – Gold (oz./ton) - underground	0.141	0.165	0.155	0.148	0.147	0.161
Ore grade milled – Gold (oz./ton) - surface pit	0.054	0.072	0.037	0.055	0.048	0.056
Ore grade milled – Gold (oz./ton) - combined	0.091	0.110	0.087	0.100	0.120	0.104
Ore grade milled – Silver (oz./ton)	0.02	0.02	0.02	0.03	0.04	0.03
Gold produced (oz.) – underground	19,374	22,910	24,170	23,441	27,569	98,090
Gold produced (oz.) – surface pit	10,866	14,356	5,552	7,892	8,621	36,421
Gold produced (oz.) – total	30,240	37,266	29,722	31,333	36,190	134,511
Silver produced (oz.) – total	7,068	7,967	7,012	7,917	10,675	33,571
Sales	$62,101	$60,054	$56,065	$56,122	$72,911	$245,152
Total cost of sales	$(62,168)	$(57,069)	$(58,164)	$(54,669)	$(59,927)	$(229,829)
Gross profit/(loss)	$(67)	$2,985	$(2,099)	$1,453	$12,984	$15,323
Cash flow from operations	$8,089	$10,029	$17,058	$15,756	$30,948	$73,791
Exploration	$2,635	$2,124	$4,382	$1,739	$1,281	$9,526
Capital additions	$(7,808)	$(9,537)	$(11,488)	$(14,745)	$(13,847)	$(49,617)
Free cash flow [2]	$2,916	$2,616	$9,952	$2,750	$18,382	$33,700

Casa Berardi produced 30,240 ounces of gold compared to 37,266 ounces in the prior quarter. This represents a decrease of 19% due to lower grades milled as more material was sourced from the 160 pit. The mill continued to perform well, operating at an average of 4,291 tons per day (“tpd”) in the first quarter of 2022 compared to 4,207 tpd over prior quarter with availability exceeding 90% in both periods.

Total cost of sales for the first quarter 2022 was $62.2 million compared to $57.1 million in the prior quarter. The increase in total cost of sales was primarily due to inflationary cost pressures related to steel, reagents, fuel for mobile equipment, other consumables, and increased contractor costs across the operation due to a lack of manpower availability. Cash cost and AISC per gold ounce (each after by-product credits) increased by $379 per ounce and $340 per ounce over the prior quarter to $1,516 and $1,810, respectively, with the increase primarily driven by higher total cost of sales. 1,2

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $12.8 million for the first quarter 2022. Exploration activities primarily focused on targets at Casa Berardi, Greens Creek, Nevada Operations, and San Sebastian.

Exploration highlights

  Drilling from Casa Berardi’s ten drills continues to expand and upgrade resources while the first regional exploration sonic drilling identified alteration and geochemical vectors to guide exploration to mineralization undercover.
  Greens Creek drilling continued with 3 drills to upgrade and expand resources in four of the nine zones.
  Drilling at San Sebastian's La Roca target identified large new quartz carbonate vein systems up to 51.7 feet in true width.

At Casa Berardi, seven underground and three surface core drills focused on resource conversion and exploration drilling to upgrade and expand resources in the West, Principal, and East mine areas. Drilling in the West Mine targeted the eastern edge of the 113 Zone to define continuity and expand mineralization to the east and targeted the 118 Zone to define and expand mineralization in the 14 and 15 lenses up and down plunge and to the east. Highlights from this drilling include intercepts grading 0.55 oz/ton gold over 23.0 feet and 0.43 oz/ton gold over 12.1 feet, expanding and upgrading high-grade mineralization in the 113 Zone.

Drilling in the Principal Mine targeted the lower part of the 123 Zone and the extensions to the 124 and 134 zones. In the 123 Zone, drilling confirmed the eastern plunge of mineralization hosted within a chert and massive sulfide horizon crosscut by quartz veins where additional drilling is planned. Surface drilling targeting the area between the 124 and 134 zones focused on expanding and connecting mineralization between these two zones which could have a positive impact on future mining in the proposed Principal and 134 open pits. Highlights from this drilling include 0.05 oz/ton gold over 86.6 feet and 0.08 oz/ton gold over 31.4 feet.

Drilling in the East Mine targeted upgrading and expanding mineralization in the 146 and 148 zones. Results from the 146 Zone drilling indicate the original 146-09 lens is expanding into multiple stacked mineralized lenses characterized by pyrite and pyrrhotite bands within the sedimentary rocks located 300 feet south of the Casa Berardi Fault. Highlight assay results from the 146 Zone drilling contain 0.18 oz/ton gold over 11.5 feet which includes 0.70 oz/ton silver over 3.0 feet.

Sonic drilling at Casa Berardi began in January with one drill focused on testing three areas in the East, Central, and West blocks of our property package. The focus of this drilling is to test historical gold till overburden anomalies and core into the bedrock for gold and lithogeochemical analysis in addition to mapping alteration. Results to date indicate that sonic drilling is a very useful tool to identify vectors to mineralization under cover.

At Greens Creek, three underground core drills focused on resource conversion in the Southwest Bench, West, East, and 200 South ore zones and exploration in the East and Gallagher Fault Block zones. All assay results from the last of the 2021 drilling programs in the 9A and 200 South ore zones have been received confirming and expanding mineralization in both zones. Highlights from the 9A drilling include intercepts containing 18.3 oz/ton silver, 0.05 oz/ton gold, 2.8% zinc, and 1.6% lead over 20.7 feet and 7.4 oz/ton silver, 0.02 oz/ton gold, 6.8% zinc, and 3.0% lead over 41.5 feet. Drilling in the 200 South Zone targeted expanding and upgrading resources in the southern portions of the zone and highlights include intercepts containing 40.4 oz/ton silver, 0.43 oz/ton gold, 12.4% zinc and 4.7% lead over 5.7 feet and 25.1 oz/ton silver, 0.42 oz/ton gold, 4.2% zinc, and 2.0% lead over 10.5 feet.

At Nevada operations, drilling with three drill rigs at Midas has been focused on drill testing the prospectivity of the Racer structure within the East Graben Corridor along 1.7 miles of strike length at a drill hole spacing of approximately 1,000 feet and initial drill testing of the Vapor Trail structure.

At Hollister, exploration drilling continued in January and February from the second drill station of the Hatter Graben decline completing exploration drill hole HUC-112. In February, development drifting at the Hatter Graben exploration area encountered high water inflows which eventually halted development. As a result of this inflow, exploration drilling was suspended while water management options are being evaluated. Two exploration drill holes have been completed targeting multiple zones of narrow banded quartz veins and veinlets south of the existing resource. Recent assay results from these initial two drill holes show multiple narrow vein zones with intercepts including 0.10 oz/ton gold and 17.6 oz/ton silver over 0.6 feet estimated true thickness and 0.10 oz/ton gold and 3.1 oz/ton silver over 1.5 feet estimated true thickness.

Exploration at San Sebastian continues to advance drill testing multiple targets within the district in addition to expanding our SVRC (short vertical reverse circulation) drilling in areas under cover. Near the San Sebastian Mine Area, core drilling targeted the deeper portions of the past producing veins for silver dominant polymetallic mineralization. Recent assay results from this area include 4.9 oz/ton silver, 2.0% copper, 2.5% lead, 5.3% zinc over 1.6 feet from the West Francine Vein. Drilling at La Roca, interpreted to be an area where an entire epithermal vein system is preserved, discovered several large vein zones up to 51.7 feet true thickness, with anomalous silver with samples grading up to 10.5 oz/ton silver. These early drilling results are helping to define the orientations of the targeted vein structures and drilling now is focused on testing the favorable depth of mineralization, which is believed to be deeper than the current levels tested.

More complete drill assay highlights can be found in Table A at the end of the release.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about June 10, 2022, to stockholders of record on May 25, 2022. The realized silver price was $24.68 per ounce in the first quarter satisfying the criterion for the silver-linked component under the Company's common stock dividend policy.

Preferred Stock

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 1, 2022, to stockholders of record on June 15, 2022.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, May 10, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Conference ID is 1659347. Please dial-in and provide the Conference ID number at least 10 minutes prior to the start time to join the call and mitigate any hold times. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors/Events & Webcasts.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Tuesday, May 10, from 11:00 a.m. to 12:30 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Operations, Exploration, or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser.) You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President - Investor Relations and Treasurer at amishra@hecla-mining.com or 208-769-4117.

One-on-One meeting URL: https://calendly.com/2022-may-vie

ABOUT HECLA

Founded in 1891, Hecla is the largest silver producer in the United States. In addition to operating mines in Alaska and Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development properties in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the first nine-months of 2020, as production was limited due to the strike and subsequent ramp-up and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(2) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for the Greens Creek, Lucky Friday, Casa Berardi, and Nevada operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) the Lucky Friday mine may exceed 1 million ounces of quarterly silver production for the remainder of 2022; (ii) as demand for silver is expected to grow in the transition to a green economy, so will Hecla's role in a clean energy future; and (iii) the Company believes it will meet previously disclosed guidance on future production, sales, total cost of sales, cash costs, after by-product credits, AISC, after by-product credits and cash flows as well as estimated spending on capital, exploration and pre-development. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on our Nevada operations; (xi) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xii) we are unable to refinance the maturing senior notes. For a more detailed discussion of such risks and other factors, see the Company’s 2021 Form 10-K, filed on February 23, 2022, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “resource.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. On October 31, 2018, the SEC adopted new mining disclosure rules (“S-K 1300”) that is more closely aligned with current industry and global regulatory practices and standards, including National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) which we comply with because we also are a “reporting issuer” under Canadian securities laws. While S-K 1300 is more closely aligned with NI 43-101 than the prior SEC mining disclosure rules, there are some differences. NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with NI 43-101, as well as S-K 1300.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries (each a “TRS”) for each of the Company’s material properties are filed as exhibits 96.1, 96.2 and 96.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in its TRS and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in its TRS and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in its TRS and in its technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018 (the “Casa Berardi Technical Report”), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each TRS and the four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla’s and Klondex’s profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)
	Three Months Ended
	March 31, 2022	December 31, 2021
Sales of products	$186,499	$185,078
Cost of sales and other direct production costs	105,772	98,962
Depreciation, depletion and amortization	35,298	32,875
Total cost of sales	141,070	131,837
Gross profit	45,429	53,241

Other operating expenses:
General and administrative	8,294	6,585
Exploration and pre-development	12,808	12,862
Care and maintenance costs	6,205	5,998
Provision for closed operations and reclamation	901	2,274
Other operating expense	2,463	3,701
	30,671	31,420
Income from operations	14,758	21,821
Other income (expense):
Interest expense	(10,406)	(10,461)
Fair value adjustments, net	5,965	(25,141)
Foreign exchange (loss) gain, net	(2,038)	393
Other income (expense), net	1,505	(382)
Total other expense	(4,974)	(35,591)
Income (loss) before income and mining taxes	9,784	(13,770)
Income and mining tax (provision) benefit	(5,631)	25,645
Net income	4,153	11,875
Preferred stock dividends	(138)	(138)
Income applicable to common shareholders	$4,015	$11,737
Basic earnings per common share after preferred dividends	$0.01	$0.02
Diluted earnings per common share after preferred dividends	$0.01	$0.02
Weighted average number of common shares outstanding - basic	538,490	538,124
Weighted average number of common shares outstanding - diluted	544,061	543,134

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)
	Three Months Ended
	March 31, 2022	December 31, 2021
OPERATING ACTIVITIES
Net income	$4,153	$11,875
Non-cash elements included in net income:
Depreciation, depletion and amortization	35,456	32,851
Provision for reclamation and closure costs	1,643	3,693
Deferred income taxes	2,234	(30,163)
Stock compensation	1,271	1,308
Fair value adjustments, net	(2,245)	23,018
Foreign exchange loss (gain)	2,280	(694)
Other non-cash charges, net	483	1,007
Change in assets and liabilities:
Accounts receivable	2,779	(1,607)
Inventories	(5,081)	(5,453)
Other current and non-current assets	1,696	(3,328)
Accounts payable and accrued liabilities	(13,907)	13,894
Accrued payroll and related benefits	6,909	3,099
Accrued taxes	3,754	3,727
Accrued reclamation and closure costs and other non-current liabilities	(3,516)	128
Cash provided by operating activities	37,909	53,355

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(21,478)	(28,838)
Purchase of carbon credits	—	(669)
Proceeds from sale of investments	2,487	—
Proceeds from disposition of properties, plants and equipment	617	515
Purchases of investments	(10,868)	—
Net cash used in investing activities	(29,242)	(28,992)

FINANCING ACTIVITIES
Acquisition of treasury shares	(1,921)	—
Dividends paid to common and preferred stockholders	(3,509)	(3,503)
Debt origination fees	(54)	(8)
Repayments of debt and capital leases	(1,695)	(1,687)
Net cash used in provided by financing activities	(7,179)	(5,198)
Effect of exchange rates on cash	519	(59)
Net increase in cash and cash equivalents and restricted cash and cash equivalents	2,007	19,106
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	211,063	191,957
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$213,070	$211,063

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)
	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$212,029	$210,010
Accounts receivable:
Trade	33,324	36,437
Other, net	8,586	8,149
Inventories	73,090	67,765
Other current assets	16,927	19,266
Total current assets	343,956	341,627
Investments	29,204	10,844
Restricted cash and investments	1,041	1,053
Properties, plants, equipment and mineral interests, net	2,298,858	2,310,810
Operating lease right-of-use asset	12,342	12,435
Deferred taxes	45,562	45,562
Other non-current assets	7,936	6,477
Total assets	$2,738,899	$2,728,808
LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$73,786	$68,100
Accrued payroll and related benefits	34,864	28,714
Accrued taxes	16,128	12,306
Finance and operating leases	8,535	8,098
Accrued reclamation and closure costs	10,594	9,259
Derivatives liabilities	38,992	19,353
Other current liabilities	5,341	14,553
Total current liabilities	188,240	160,383
Finance and operating leases	18,385	17,726
Long-term debt	508,852	508,095
Deferred tax liability	140,810	149,706
Accrued reclamation and closure costs	103,612	103,972
Derivative liabilities	43,402	18,528
Other non-current liabilities	7,055	9,611
Total liabilities	1,010,356	968,021
STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	136,657	136,391
Capital surplus	2,036,417	2,034,485
Accumulated deficit	(353,007)	(353,651)
Accumulated other comprehensive loss	(61,621)	(28,456)
Treasury stock	(29,942)	(28,021)
Total stockholders’ equity	1,728,543	1,760,787
Total liabilities and stockholders’ equity	$2,738,899	$2,728,808

Non-GAAP Measures
(Unaudited)

Reconciliation of Total Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at Greens Creek, Lucky Friday, Casa Berardi and Nevada Operations and for the Company for the three-month periods ended March 31, 2022 and December 31, 2021.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce which we use as a measure of our operation's net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our operations versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate Greens Creek and Lucky Friday to compare our performance with that of other primary silver mining companies and aggregate Casa Berardi and Nevada Operations to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each operation also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each operation. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to operations with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at Casa Berardi and Nevada Operations is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two operations is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2022				Three Months Ended December 31, 2021
	Greens Creek	Lucky Friday	Corporate	Total Silver	Greens Creek	Lucky Friday	Corporate(2)	Total Silver
Total cost of sales	$49,638	$29,264		$78,902	$49,252	$23,251	$152	$72,655
Depreciation, depletion and amortization	(11,420)	(8,032)		(19,452)	(6,300)	(6,518)	(152)	(12,970)
Treatment costs	9,096	3,677		12,773	8,655	3,636	—	12,291
Change in product inventory	6,538	(905)		5,633	236	1,351	—	1,587
Reclamation and other costs	(850)	(361)		(1,211)	(1,689)	(199)	—	(1,888)
Cash Cost, Before By-product Credits (1)	53,002	23,643	—	76,645	50,154	21,521	—	71,675
Reclamation and other costs	705	282	—	987	847	264	—	1,111
Exploration	165	—	716	881	696	—	867	1,563
Sustaining capital	5,956	5,562	48	11,566	10,123	7,413	172	17,708
General and administrative	—	—	8,294	8,294	—	—	6,585	6,585
AISC, Before By-product Credits (1)	59,828	29,487	9,058	98,373	61,820	29,198	7,624	98,642
By-product credits:
Zinc	(28,651)	(5,977)		(34,628)	(25,643)	(5,022)		(30,665)
Gold	(18,583)	—		(18,583)	(15,712)	—		(15,712)
Lead	(7,966)	(11,836)		(19,802)	(7,657)	(12,204)		(19,861)
Total By-product credits	(55,200)	(17,813)	—	(73,013)	(49,012)	(17,226)	—	(66,238)
Cash Cost, After By-product Credits	$(2,198)	$5,830	$—	$3,632	$1,142	$4,295	$—	$5,437
AISC, After By-product Credits	$4,628	$11,674	$9,058	$25,360	$12,808	$11,972	$7,624	$32,404
Divided by ounces produced	2,430	888		3,318	2,262	955		3,217
Cash Cost, Before By-product Credits, per Silver Ounce	$21.82	$26.63		$23.10	$22.18	$22.54		$22.28
By-product credits per ounce	(22.72)	(20.06)		(22.01)	(21.68)	(18.04)		(20.59)
Cash Cost, After By-product Credits, per Silver Ounce	$(0.90)	$6.57		$1.09	$0.50	$4.50		$1.69
AISC, Before By-product Credits, per Silver Ounce	$24.62	$33.21		$29.65	$27.34	$30.58		$30.67
By-product credits per ounce	(22.72)	(20.06)		(22.01)	(21.68)	(18.04)		(20.59)
AISC, After By-product Credits, per Silver Ounce	$1.90	$13.15		$7.64	$5.66	$12.54		$10.08

In thousands (except per ounce amounts)	Three Months Ended March 31, 2022		Three Months Ended December 31, 2021
	Casa Berardi	Total Gold	Casa Berardi	Nevada Operations(3)	Total Gold
Total cost of sales	$62,168	$62,168	$57,069	$2,113	$59,182
Depreciation, depletion and amortization	(15,846)	(15,846)	(19,585)	(320)	(19,905)
Treatment costs	458	458	423	—	423
Change in product inventory	(563)	(563)	4,839	(956)	3,883
Reclamation and other costs	(210)	(210)	(208)	1	(207)
Cash Cost, Before By-product Credits (1)	46,007	46,007	42,538	838	43,376
Reclamation and other costs	210	210	209	327	536
Exploration	1,394	1,394	1,775	—	1,775
Sustaining capital	7,281	7,281	10,459	316	10,775
AISC, Before By-product Credits (1)	54,892	54,892	54,981	1,481	56,462
By-product credits:
Silver	(166)	(166)	(183)	(21)	(204)
Total By-product credits	(166)	(166)	(183)	(21)	(204)
Cash Cost, After By-product Credits	$45,841	$45,841	$42,355	$817	$43,172
AISC, After By-product Credits	$54,726	$54,726	$54,798	$1,460	$56,258
Divided by gold ounces produced	30	30	37	—	37
Cash Cost, Before By-product Credits, per Gold Ounce	$1,521	$1,521	$1,142	$1,737	$1,148
By-product credits per ounce	(5)	(5)	(5)	(44)	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,516	$1,516	$1,137	$1,693	$1,143
AISC, Before By-product Credits, per Gold Ounce	$1,815	$1,815	$1,475	$3,073	$1,499
By-product credits per ounce	(5)	(5)	(5)	(44)	(5)
AISC, After By-product Credits, per Gold Ounce	$1,810	$1,810	$1,470	$3,029	$1,494

In thousands (except per ounce amounts)	Three Months Ended March 31, 2022			Three Months Ended December 31, 2021
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$78,902	$62,168	$141,070	$72,655	$59,182	$131,837
Depreciation, depletion and amortization	(19,452)	(15,846)	(35,298)	(12,970)	(19,905)	(32,875)
Treatment costs	12,773	458	13,231	12,291	423	12,714
Change in product inventory	5,633	(563)	5,070	1,587	3,883	5,470
Reclamation and other costs	(1,211)	(210)	(1,421)	(1,888)	(207)	(2,095)
Cash Cost, Before By-product Credits (1)	76,645	46,007	122,652	71,675	43,376	115,051
Reclamation and other costs	987	210	1,197	1,111	536	1,647
Exploration	881	1,394	2,275	1,563	1,775	3,338
Sustaining capital	11,566	7,281	18,847	17,708	10,775	28,483
General and administrative	8,294	—	8,294	6,585	—	6,585
AISC, Before By-product Credits (1)	98,373	54,892	153,265	98,642	56,462	155,104
By-product credits:
Zinc	(34,628)	—	(34,628)	(30,665)	—	(30,665)
Gold	(18,583)	—	(18,583)	(15,712)	—	(15,712)
Lead	(19,802)	—	(19,802)	(19,861)	—	(19,861)
Silver	—	(166)	(166)		(204)	(204)
Total By-product credits	(73,013)	(166)	(73,179)	(66,238)	(204)	(66,442)
Cash Cost, After By-product Credits	$3,632	$45,841	$49,473	$5,437	$43,172	$48,609
AISC, After By-product Credits	$25,360	$54,726	$80,086	$32,404	$56,258	$88,662
Divided by ounces produced	3,318	30		3,217	37
Cash Cost, Before By-product Credits, per Ounce	$23.10	$1,521		$22.28	$1,148
By-product credits per ounce	(22.01)	(5)		(20.59)	(5)
Cash Cost, After By-product Credits, per Ounce	$1.09	$1,516		$1.69	$1,143
AISC, Before By-product Credits, per Ounce	$29.65	$1,815		$30.67	$1,499
By-product credits per ounce	(22.01)	(5)		(20.59)	(5)
AISC, After By-product Credits, per Ounce	$7.64	$1,810		$10.08	$1,494
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, non-discretionary on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

Three months ended December 31, 2021, include results for San Sebastian, which was an operating segment prior to 2021. AISC, Before By-product Credits for our consolidated silver properties includes non-discretionary corporate costs for general and administrative expense, exploration and sustaining capital.

(3)

Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late 2019, and at the Midas mill and Fire Creek mine in mid-2021. Care and maintenance costs at Nevada Operations totaling $5.7 million for the first quarter of 2022 and $5.4 million for the fourth quarter of 2021 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining tax provision (benefit), depreciation, depletion, and amortization expense, acquisition costs,, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, care and maintenance costs, provisional price gains and losses, stock-based compensation, unrealized gains and losses on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes and IQ Notes and capital leases, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net (loss) income and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Q1-2022	Q4 -2021	Q3 -2021	Q2 -2021	Q1 -2021	LTM 3/31/2022	FY 2021
Net income (loss)	$4,153	11,875	(979)	2,748	21,451	17,797	35,095
Plus: Interest expense	10,406	10,461	10,469	10,271	10,744	41,607	41,945
Plus/(Less): Income and mining tax provision (benefit)	5,631	(25,645)	(4,533)	(4,134)	4,743	(28,681)	(29,569)
Plus: Depreciation, depletion and amortization	35,298	32,875	45,790	46,059	47,069	160,022	171,793
Plus/(Less): Foreign exchange loss (gain)	2,038	(393)	(3,995)	1,907	2,064	(443)	(417)
Plus/(Less): Loss/(gain) on derivative contracts	201	25,840	(16,053)	13,078	(10,962)	23,066	11,903
Plus: Care and maintenance costs	6,205	5,998	6,910	5,786	4,318	24,899	23,012
Less: Provisional price gains	(968)	(5,648)	(72)	(3,077)	(552)	(9,765)	(9,349)
(Less)/Plus: (Gain) loss on disposition of properties, plants, equipment and mineral interests	(8)	326	(390)	143	8	71	87
Plus: Stock-based compensation	1,271	1,307	1,472	2,802	500	6,852	6,081
Plus: Provision for closed operations and environmental matters	1,643	3,693	8,088	1,654	4,529	15,078	17,964
(Less)/Plus: Unrealized (gain) loss on investments	(6,100)	(2,822)	2,861	750	3,506	(5,311)	4,295
Adjustments of inventory to net realizable value	—	—	93	6,242	189	6,335	6,524
(Less)/Plus: Other	(1,571)	382	(247)	278	(997)	(1,158)	(584)
Adjusted EBITDA	$58,199	58,249	49,414	84,507	$86,610	$250,369	$278,780
Total debt						$523,430	$521,483
Less: Cash and cash equivalents						$212,029	$210,010
Net debt						$311,401	$311,473
Net debt/LTM adjusted EBITDA (non-GAAP)						1.2	1.1

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in millions	Cumulative
Q2/2020 to Q1/2022
Cash provided by operating activities	$434.0
Less: Additions to properties, plants equipment and mineral interests	(201.6)

Free cash flow	$232.4

Table A
Assay Results - Q1 2022

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
113 Zone	CBW-1163	11505	330/-6	611.1	631.1	19.4	0.31	3279.1
113 Zone	Including		330/-6	611.1	614.7	3.3	0.29	3277.4
113 Zone	Including		330/-6	614.7	618	3	0.51	3278.1
113 Zone	Including		330/-6	627.5	629.1	1.3	1.74	3280.5
113 Zone	CBW-1164	11515	336/-8	616.6	631.1	12.1	0.43	3293.7
113 Zone	Including		336/-8	627.5	629.1	1.3	3.31	3294.6
113 Zone	CBW-1166	11455	327/27	897.7	909.2	7.9	0.05	2861.9
113 Zone	CBW-1167	11515	334/16	669.4	690.4	21	0.08	3176.4
113 Zone	Including		334/16	685.5	690.4	4.9	0.17	3177
113 Zone	CBW-1167	11505	334/16	765.9	788.8	23	0.55	3185.2
113 Zone	Including		334/16	768.5	771.8	3.3	0.37	3184.5
113 Zone	Including		334/16	774.4	785.6	9.8	0.94	3185.4
113 Zone	CBW-1168	11470	334/26	823.6	840.3	15.7	0.01	2952.4
118 Zone	CBP-1040	11910	211/6	276.5	285.4	8.2	0.08	2265.5
118 Zone	CBP-1040	11900	211/6	342.4	354.2	8.9	0.15	2255.2
118 Zone	CBP-1041	11910	211/29	300.1	315.5	14.8	0.14	2158.2
118 Zone	CBP-1041	11910	211/29	320.8	326.7	4.9	0.21	2151
119 Zone	CBP-1157	11765	194/-4	503.8	519.6	14.8	0.01	958.9
124 Zone	CBP-1085	12340	2/13	215.5	218.1	2	0.13	682.3
124 Zone	CBP-1086	12345	2/32	184	200.4	12.1	0.09	479.1
124 Zone	CBP-1087	12325	350/-35	280.4	320.8	36.1	0.06	754.1
124 Zone	Including		350/-35	302.4	306.7	3.3	0.15	756.3
124 Zone	CBP-1090	12300	336/14	245.7	260.8	15.1	0.02	530.6
124 Zone	CBP-1094	12315	336/-47	324.7	341.1	10.5	0.02	814.3
124 Zone	CBP-1095	12295	326/-26	314.9	327.3	8.5	0.01	726.4
124 Zone	CBP-1097	12315	326/25	157.4	173.2	14.8	0	514.2
124 Zone	CBP-1097	12300	326/25	196.8	209.9	12.1	0.01	499.2
124 Zone	CBF-124-002	12900	12/-57	452.6	507.1	0	0	402.7
124 Zone	CBF-124-004	12900	13/-70	511.7	531.4	0	0.02	486.8
124 Zone	CBF-124-004	12900	13/-70	610.1	654.4	0	0.01	590.8
124 Zone	CBF-124-005	12900	1/-46	206.6	212.9	31.4	0.08	158.2
124 Zone	CBF-124-007	12775	357.64/48.87	441.2	455.9	5.9	0.04	337.2
124 Zone	CBF-124-008	12950	4.88/53.48	382.1	390.3	1.7	0.03	331
124 Zone	CBF-124-008	12950	4.88/53.48	585.5	603.8	10.2	0.03	475.1
124 Zone	CBF-124-015	12805	359.74/49.38	351.6	355.2	1.7	0.13	269.1
124 Zone	CBF-124-017	12850	353/-54	630.4	738	0	0.05	529.2
124 Zone	CBF-124-017	12850	353/-54	630.4	742.9	86.6	0.05	531.1
124 Zone	Including		353/-54	649.4	659.3	7.5	0.14	506.9
124 Zone	Including		353/-54	733.1	742.9	7.5	0.13	569.2
134 Zone	CBF-134-079	13475	357.79/47.5	347	348.7	0.7	0.13	247.8
134 Zone	CBS-21-043	13259	155/-52	1022	1067.6	27	0.12	762.7
134 Zone	CBS-21-048	13500	356/-52	1297.2	1315.3	8.2	0.03	875.2
134 Zone	CBS-21-048	13500	356/-52	1420.2	1449.8	19.4	0.1	1138.8
134 Zone	Including		356/-52	1425.2	1441.6	10.8	0.14	1138.8
134 Zone	CBS-21-048	13500	356/-52	1474.4	1489.1	7.9	0.07	1172.8
134 Zone	CBS-21-049	13259	161/-60	1041.7	1056.2	4.7	0.03	875.2
134 Zone	CBS-22-050	13530	358.71/58.96	1173.9	1175.6	0.8	0.11	885.9
134 Zone	CBS-22-050	13530	358.71/58.96	1506.8	1513.7	4	0.04	1117
134 Zone	CBS-22-052	13640	358/46	1031.6	1034.8	1.6	0.09	741.8
134 Zone	CBS-22-052	13640	358/46	1136.5	1144.7	3.9	0.04	819.1
134 Zone	CBS-22-052	13640	358/46	1192.9	1194.2	0.7	0.06	857.2
146 Zone	CBE-0311	14700	174/28	419.8	432	9.8	0.03	1603.4
146 Zone	CBE-0312	14685	182/38	414.3	425.4	8.2	0.2	1541.5
146 Zone	Including		182/38	414.3	417.5	2	0.36	1543.7
146 Zone	CBE-0319	14660	203/2	226.3	236.8	8.9	0.23	1778.7
146 Zone	Including		203/2	235.2	236	1.3	0.63	1778.4
146 Zone	CBE-0319	14635	203/2	424.1	518.9	72.2	0.11	1761.6
146 Zone	Including		203/2	473.3	476.6	3	0.32	1761.4
146 Zone	Including		203/2	493	496.3	3	0.28	1759.9
146 Zone	Including		203/2	496.3	499.5	3	0.36	1234.9
146 Zone	CBE-0326	14590	213/8	553.3	571.4	16.4	0.04	1710.6
146 Zone	CBE-0326	14590	213/8	593.7	605.2	11.2	0.03	1710.6
146 Zone	Including		213/8	553.3	555	1.3	0.16	1711.8
146 Zone	CBE-0320	14625	204/25	424.4	515.9	82	0.08	1688.8
146 Zone	Including		204/25	424.4	428.7	3.3	0.15	1698.3
146 Zone	Including		204/25	453.3	455.9	1.6	0.27	1692.2
146 Zone	Including		204/25	467.1	471.3	3.6	0.44	1689.1
146 Zone	CBE-0324	14620	204/-5	473	521.2	42	0.08	1827.1
146 Zone	Including		204/-5	473	477.2	3.9	0.25	1826.6
146 Zone	Including		204/-5	495	500.5	4.9	0.24	1827.1
146 Zone	Including		204/-5	518.9	521.2	2	0.15	1827.7
146 Zone	CBE-0324	14625	204/-5	206.3	217.5	11.2	0.05	1809.3
146 Zone	CBE-0324	14625	204/-5	464.1	521.2	57.1	0.07	1825.5
146 Zone	Including		204/-5	473	477.2	4.3	0.25	1825.1
146 Zone	Including		204/-5	495	500.5	5.6	0.24	1825.6
146 Zone	CBE-0330	14635	199/-15	485.4	508.4	11.5	0.18	1913.8
146 Zone	Including		199/-15	489	492.7	3	0.7	1912.5
146 Zone	Including		199/-15	492.7	495.9	2.6	0.27	1913.3
146 Zone	CBE-0330	14635	199/-15	526.4	547.1	19.4	0.09	1922.6
146 Zone	Including		199/-15	538.9	542.5	3	0.32	1923.4
146 Zone	CBE-0331	14640	198/-27	544.5	559.6	14.4	0.1	2022.8
146 Zone	CBE-0334	14690	180/-37.5	201.7	216.5	13.8	0.05	1921.6
146 Zone	CBE-0336	14690	178/49	433	452.6	17.7	0.02	1467.8
146 Zone	CBE-0332	14660	192/16	425.1	435.6	8.2	0.11	1905.5

Greens Creek (Alaska)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
9A	GC5615	243/32	159.0	164.5	4.2	20.5	0.09	4.9	2.5	-147
9A	GC5615	243/32	168.5	170.5	1.5	85.2	0.48	11.3	4.7	-142
9A	GC5615	243/32	189.0	231.0	41.5	7.4	0.02	6.8	3.0	-124
9A	GC5627	243/53	123.0	124.0	0.7	9.5	0.01	4.0	1.9	-131
9A	GC5627	243/53	132.2	139.5	5.0	14.9	0.04	3.7	2.1	-119
9A	GC5627	243/53	142.5	144.5	1.4	27.5	0.01	18.5	9.0	-116
9A	GC5627	243/53	252.0	255.5	1.5	46.8	0.04	10.5	4.4	-27
9A	GC5627	243/53	270.5	271.5	0.4	8.6	0.01	12.3	3.7	-13
9A	GC5627	243/53	275.0	280.0	2.1	21.4	0.03	21.2	4.7	-7
9A	GC5627	243/53	370.0	371.0	0.3	30.6	0.02	16.2	8.4	68
9A	GC5629	243/70	160.0	162.0	2.0	8.4	0.01	4.3	2.5	-78
9A	GC5634	226.3/42.3	145.2	148.5	3.1	14.8	0.12	10.8	3.4	-133
9A	GC5634	226.3/42.3	163.0	173.0	9.5	3.8	0.08	9.3	2.4	-118
9A	GC5637	301.3/58.2	166.6	171.0	4.2	13.1	0.02	6.0	3.3	-84
9A	GC5638	322.6/60.6	116.1	138.0	20.7	18.3	0.05	2.8	1.3	-87
9A	GC5638	322.6/60.6	158.0	164.5	6.4	16.0	0.07	1.9	1.0	-111
9A	GC5640	30.3/84.8	117.0	122.8	5.8	2.1	0.23	2.9	1.1	-113
9A	GC5640	30.3/84.8	128.0	130.9	2.9	8.0	0.49	3.1	1.7	-110
9A	GC5640	30.3/84.8	140.4	141.4	1.0	5.6	0.07	3.3	2.5	-102
9A	GC5646	5.7/-52.4	0.0	1.0	1.0	6.6	0.03	12.6	7.0	-139
9A	GC5646	5.7/-52.4	21.0	22.0	1.0	12.3	0.08	6.6	3.6	-158
9A	GC5646	5.7/-52.4	38.9	39.9	0.8	10.8	0.10	10.4	5.7	-171
9A	GC5649	46.7/33.1	0.0	6.0	6.0	3.8	0.08	8.9	4.7	-125
9A	GC5649	46.7/33.1	163.7	165.7	2.0	6.8	0.02	6.0	3.3	-39
9A	GC5649	46.7/33.1	172.9	174.5	1.6	4.9	0.03	7.8	5.6	-35
200 South	GC5626	233/-73	59.0	63.7	4.6	9.1	0.02	5.3	5.6	-1351
200 South	GC5631	196.8/-64.7	60.0	62.0	2.0	6.2	0.03	7.6	3.6	-1359
200 South	GC5641	246/-24.6	61.0	63.5	1.3	7.5	0.02	5.6	2.9	-1318
200 South	GC5641	246/-24.6	83.5	86.5	1.0	1.4	0.01	15.8	7.4	-1328
200 South	GC5641	246/-24.6	99.0	101.0	0.4	0.9	0.01	14.1	4.5	-1335
200 South	GC5597	243/-71	791.0	804.0	12.6	25.0	0.09	0.5	0.2	-2054
200 South	GC5597	243/-71	818.0	822.0	3.9	33.4	0.27	0.9	0.5	-2073
200 South	GC5642	243.8/38.1	166.7	172.1	5.4	15.7	0.18	9.1	3.4	-1661
200 South	GC5642	243.8/38.1	207.5	213.7	5.7	4.1	0.08	16.2	3.5	-1638
200 South	GC5642	243.8/38.1	222.0	225.0	2.7	5.0	0.12	1.8	0.7	-1630
200 South	GC5643	243.8/15	174.1	180.0	5.7	40.4	0.43	12.4	4.7	-1724
200 South	GC5644	243.8/-3.6	224.8	236.0	10.5	25.1	0.42	4.2	2.0	-1790

San Sebastian (Mexico)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Copper (%)	Lead (%)	Zinc (%)	Depth From Surface (feet)
FRANCINE VEIN	SS-1463-EXT	25/-60	2290.9	2294.2	1.8	0.8	0	0.6	0.2	0.4	2005.2
WEST FRANCINE VEIN	SS-2151-A	25/-48	2359.4	2359.9	0.4	0.6	0	0.1	1	1	1868.1
WEST FRANCINE VEIN	SS-2152	25/-42	2398.3	2400.7	1.6	4.9	0	2	2.5	5.3	1671.8
MIDDLE VEIN	SS-2151-A	25/-48	3289.8	3290.6	0.7	0.1	0	0	0.5	0.9	2677.5
MIDDLE VEIN	SS-2152	25/-42	3629.9	3641.1	8.2	0.2	0	0.1	0.3	0.5	2633.5
LA ROCA (New Vein)	LR-018	140/-62	2282	2282.9	0.8	6.8	0	0.1	0	0	1906.2
LA ROCA (New Vein)	LR-019	140/-71	2357.3	2366.3	5.4	0.7	0	0	0	0	2244.6
LA ROCA (New Vein)	Including		2362.2	2362.9	0.4	2.7	0	0	0	0	2245.7
LA ROCA (El Rosario)	LR-019	140/-71	2565.5	2594.1	17.2	0.2	0	0	0	0	2456.3
LA ROCA (New Vein)	LR-020	140/-60	2044.5	2053.1	6.1	0.1	0	0	0	0	1827.9
LA ROCA (New Vein)	LR-020	140/-60	2062.3	2067	3.3	0.4	0	0	0	0	1841.6
LA ROCA (New Vein)	LR-020	140/-60	2076.2	2090.6	10.2	0.1	0	0	0	0	1857.7
LA ROCA (La Blanca)	LR-020	140/-60	2113	2186	51.7	0.5	0	0	0	0	1914.9
LA ROCA (La Blanca)	Including		2159.8	2165.9	3.9	1.3	0	0	0	0	1911.5
LA ROCA (La Blanca)	Including		2164.6	2165.9	0.8	2.9	0	0	0	0	1912.9
LA ROCA (New Vein)	LR-020	140/-60	2383.1	2409.4	18.6	0.1	0	0	0	0	2128.6
LA ROCA (New Vein)	LR-020	140/-60	2545.7	2551	3.8	3.1	0	0	0	0	2260.6
LA ROCA (New Vein)	Including		2545.7	2546.2	0.3	10.5	0.01	0	0	0	2249.7
LA ROCA (New Vein)	Including		2547.7	2549.7	1.2	4.3	0	0	0	0	2253.5

Hollister (Nevada)

Zone	Drill Hole Number	Drillhole Azm/Incl	Sample From (feet)	Sample To (feet)	Drilled Width (feet)	Est. True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Surface (feet)
Hatter Graben South	HUC-111	121/-20	1782.8	1783.5	0.7	0.5	0.03	4.9	-1385
Hatter Graben South	HUC-111	121/-20	2027.8	2029	1.2	1.1	0.05	1.1	-1364
Hatter Graben South	HUC-111	121/-20	2302	2302.8	0.8	0.7	0.19	2.7	-1371
Hatter Graben South	HUC-111	121/-20	2332.7	2335.7	3	2.1	0.09	0.2	-1371
Hatter Graben South	HUC-112	138/-28	1618.7	1619.8	1.1	0.6	0.1	17.6	-2011
Hatter Graben South	HUC-112	138/-28	1696.2	1698.8	2.6	1.5	0	2	-2072
Hatter Graben South	HUC-112	138/-28	1819.6	1820	0.4	0.3	0.01	1.7	-2147
Hatter Graben South	HUC-112	138/-28	1972.3	1973	0.7	0.5	0.03	1.8	-2235
Hatter Graben South	HUC-112	138/-28	2089.6	2090.3	0.7	0.6	0.01	1.8	-2456
Hatter Graben South	HUC-112	138/-28	2389.4	2391	1.6	1.5	0.1	3.1	-2424

Category: Earnings

Contacts

Anvita M. Patil
Vice President, Investor Relations and Treasurer

Jeanne DuPont
Senior Communication Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com